Exhibit 10.1

April 8, 2019

Mr. Jeffrey Andreson

[XXXXX]

[XXXXX]

Dear Jeff,

I am pleased to confirm your promotion to the position of President of Ichor Systems, Inc. (“Ichor Systems” or the “Company”). While you will have the enhanced title of President effective immediately, you will also temporarily retain the title of CFO, but only until a successor is hired.  Your home office will continue to be in Fremont, CA, and you will continue to report directly to the CEO.  The purpose of this letter is to outline with you the specifics of your new position, consistent with the terms below.

Effective Date

The effective date of your promotion is April 8, 2019.

Salary

Your new base salary will be $17,307.69 biweekly, which when annualized is equivalent to $450,000.00 per year.

Incentive Bonus

You are eligible to participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board of Directors.  Your target bonus is 75% of your annual base salary.  This bonus is based on companywide financial metrics and successful completion of established MBOs.  This plan is subject to change at any time at the Company’s discretion.

Equity Incentive

You will be granted equity with a grant date fair value in the amount of $1.25M, comprised of 70% RSUs and 30% NQSOs, under the Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan.  You will receive plan documents under separate cover when the grants are approved and issued.

Work Classification

Your position will be salaried, and is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Severance

You will be eligible for severance as outlined in the Ichor Holdings, Ltd Select Severance Plan.

Benefits & PTO

You will continue to be eligible for the Company’s benefits and 401(k) plans, as well as the management PTO plan.

Per company policy, your employment with Ichor Systems is at will.  This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

Please note that this offer letter supersedes your previous offer letter dated November 9, 2017.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems.  Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

Sincerely,

/s/ Jennifer S. Speer

Jennifer S. Speer, Vice President Human Resources

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of my continued employment, as set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Jeffrey AndresonApril 8, 2019

Jeffrey Andreson, President and Chief Financial Officer